EXHIBIT 99.1

NRG NORTHEAST GENERATING LLC AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS

At December 31, 2004 and 2003,
and for the Year Ended December 31, 2004,
the Period From December 6, 2003 to December 31, 2003,
the Period From January 1, 2003 to December 5, 2003 and
for the Year Ended December 31, 2002

NRG NORTHEAST GENERATING LLC AND SUBSIDIARIES

INDEX

Page
Reports of Independent Registered Public Accounting Firms	3
Consolidated Balance Sheets at December 31, 2004 and 2003	6
Consolidated Statements of Operations for the year ended December 31, 2004, the period from December 6, 2003 to December 31, 2003, the period from January 1, 2003 to December 5, 2003 and for the year ended December 31, 2002	7
Consolidated Statements of Member’s Equity and Comprehensive Income for the year ended December 31, 2004, the period from December 6, 2003 to December 31, 2003, the period from January 1, 2003 to December 5, 2003 and for the year ended December 31, 2002	8
Consolidated Statements of Cash Flows for the year ended December 31, 2004, the period from December 6, 2003 to December 31, 2003, the period from January 1, 2003 to December 5, 2003 and for the year ended December 31, 2002	9
Notes to Consolidated Financial Statements	10

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Member of
NRG Northeast Generating LLC

     We have audited the accompanying consolidated balance sheet of NRG Northeast Generating LLC and its subsidiaries as of December 31, 2004, and the related consolidated statements of operations, member’s equity and comprehensive income, and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

     We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of NRG Northeast Generating LLC and its subsidiaries as of December 31, 2004, and the results of their operations and their cash flows for the year then ended, in conformity with U.S. generally accepted accounting principles.

/s/	KPMG LLP

KPMG LLP

Philadelphia, Pennsylvania
May 27, 2005

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Member of
NRG Northeast Generating LLC

     In our opinion, the accompanying consolidated statements of operations, of member’s equity and comprehensive income, and of cash flows present fairly, in all material respects, the results of operations and cash flows of NRG Northeast Generating LLC and its subsidiaries (“Predecessor Company”) for the period from January 1, 2003 to December 5, 2003 and for the year ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     As discussed in Notes 1 and 2 to the consolidated financial statements, on May 14, 2003, NRG Energy, Inc. and certain of its subsidiaries, including the Company, filed a petition with the United States Bankruptcy Court for the Southern District of New York for reorganization under the provisions of Chapter 11 of the Bankruptcy Code. NRG Energy, Inc.’s Plan of Reorganization was substantially consummated on December 5, 2003, and Reorganized NRG emerged from bankruptcy. The Company emerged from bankruptcy on December 23, 2003, pursuant to a separate plan of reorganization referred to as the Northeast/South Central Plan of Reorganization. The impact of NRG Energy, Inc.’s emergence from bankruptcy and fresh start accounting was applied to the Company on December 5, 2003 under push down accounting methodology.

/s/	PRICEWATERHOUSECOOPERS LLP

PricewaterhouseCoopers LLP

Minneapolis, Minnesota

March 10, 2004

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Member of
NRG Northeast Generating LLC

     In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, of member’s equity and comprehensive income, and of cash flows present fairly, in all material respects, the financial position of NRG Northeast Generating LLC and its subsidiaries (“Reorganized Company”) at December 31, 2003, and the results of their operations and their cash flows for the period from December 6, 2003 to December 31, 2003, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     As discussed in Notes 1 and 2 to the consolidated financial statements, on May 14, 2003, NRG Energy, Inc. and certain of its subsidiaries, including the Company, filed a petition with the United States Bankruptcy Court for the Southern District of New York for reorganization under the provisions of Chapter 11 of the Bankruptcy Code. NRG Energy, Inc.’s Plan of Reorganization was substantially consummated on December 5, 2003, and Reorganized NRG emerged from bankruptcy. The Company emerged from bankruptcy on December 23, 2003, pursuant to a separate plan of reorganization referred to as the Northeast/South Central Plan of Reorganization. The impact of NRG Energy, Inc.’s emergence from bankruptcy and fresh start accounting was applied to the Company on December 5, 2003 under push down accounting methodology.

/s/	PRICEWATERHOUSECOOPERS LLP

PricewaterhouseCoopers LLP

Minneapolis, Minnesota
March 10, 2004

NRG NORTHEAST GENERATING LLC AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	Reorganized Company
	December 31,	December 31,
	2004	2003
	(In thousands of dollars)
ASSETS

Current assets
Cash and cash equivalents	$24,888	$6,250
Restricted cash	3,733	4,198
Accounts receivable, net of allowance for doubtful accounts of $0 and $0, respectively	3,139	306
Accounts receivable — affiliates	33,042	9,665
Inventory	155,499	107,441
Derivative instruments valuation	65,608	611
Prepayments and other current assets	34,789	33,812

Total current assets	320,698	162,283
Property, plant and equipment, net of accumulated depreciation of $49,374, and $2,911, respectively	835,089	843,832
Derivative instruments valuation	344	—
Intangible assets, net of accumulated amortization of $12,159, and $523, respectively	180,110	213,687
Deferred income taxes	—	91,565
Other assets	9,656	7,355

Total assets	$1,345,897	$1,318,722

LIABILITIES AND MEMBER’S EQUITY

Current liabilities
Note payable — affiliate	$—	$30,000
Accounts payable	12,212	177
Accrued interest	—	2,557
Accrued station service costs	33,490	25,645
Other accrued liabilities	5,571	25,580
Current deferred income taxes	260	453
Derivative instruments valuation	14,389	190

Total current liabilities	65,922	84,602
Deferred income taxes	24,570	—
Derivative instruments valuation	148	—
Other long-term obligations	14,162	7,528

Total liabilities	104,802	92,130

Commitments and contingencies
Member’s equity	1,241,095	1,226,592

Total liabilities and member’s equity	$1,345,897	$1,318,722

The accompanying notes are an integral part of these consolidated financial statements.

NRG NORTHEAST GENERATING LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Reorganized Company		Predecessor Company
		For the	For the
		Period from	Period from
	For the Year	December 6,	January 1,	For the Year
	Ended	2003 to	2003 to	Ended
	December 31,	December 31,	December 5,	December 31,
	2004	2003	2003	2002
	(In thousands of dollars)
Revenues	$1,032,075	$60,471	$730,463	$693,869
Operating costs	629,666	40,710	599,266	494,446
Depreciation	46,513	2,911	61,271	54,227
General and administrative expenses	69,244	4,205	40,927	44,262
Reorganization items	179	241	5,149	—
Restructuring and impairment charges	247	—	230,570	50,524

Income (loss) from operations	286,226	12,404	(206,720)	50,410
Other income, net	4,457	5	1,955	5,273
Interest expense	(791)	(2,103)	(50,746)	(51,798)

Income (loss) before income taxes	289,892	10,306	(255,511)	3,885
Income tax expense (benefit)	124,764	4,460	(109,824)	3,460

Net income (loss)	$165,128	$5,846	$(145,687)	$425

The accompanying notes are an integral part of these consolidated financial statements.

NRG NORTHEAST GENERATING LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF MEMBER’S EQUITY AND COMPREHENSIVE INCOME

					Accumulated
			Member’s	Accumulated	Other	Total
	Member’s		Contributions/	Net Income	Comprehensive	Member’s
	Units	Amount	Distributions	(Loss)	Income/(loss)	Equity
	(In thousands of dollars)

Balances at December 31, 2001 (Predecessor Company)	1,000	$1	$807,897	$67,077	$107,741	$982,716
Impact of SFAS No. 133 for the year ending December 31, 2002	—	—	—	—	(78,906)	(78,906)
Net income	—	—	—	425	—	425

Comprehensive loss	—	—	—	—	—	(78,481)
Contribution from member	—	—	16,931	—	—	16,931

Balances at December 31, 2002 (Predecessor Company)	1,000	1	824,828	67,502	28,835	921,166
Impact of SFAS No. 133 for the period ending December 5, 2003	—	—	—	—	(28,835)	(28,835)
Net loss	—	—	—	(145,687)	—	(145,687)

Comprehensive loss	—	—	—	—	—	(174,522)
Contribution from member	—	—	15,945	—	—	15,945
Distribution to member	—	—	(91,783)	—	—	(91,783)

Balances at December 5, 2003 (Predecessor Company)	1,000	$1	$748,990	$(78,185)	$—	$670,806

Push down accounting adjustments	—	—	(98,339)	78,185	—	(20,154)
Balances at December 6, 2003 (Reorganized Company)	1,000	$1	$650,651	$—	$—	$650,652

Contribution from member	—	—	570,094	—	—	570,094
Net income and comprehensive income	—	—	—	5,846	—	5,846

Balances at December 31, 2003 (Reorganized Company)	1,000	$1	$1,220,745	$5,846	$—	$1,226,592

Impact of SFAS No. 133 for the year ending December 31, 2004, net of income tax of $1,102	—	—	—	—	1,462	1,462
Net income	—	—	—	165,128	—	165,128

Comprehensive income	—	—	—	—	—	166,590
Distribution to member	—	—	(152,087)	—	—	(152,087)

Balances at December 31, 2004 (Reorganized Company)	1,000	$1	$1,068,658	$170,974	$1,462	$1,241,095

The accompanying notes are an integral part of these consolidated financial statements.

NRG NORTHEAST GENERATING LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Reorganized Company		Predecessor Company
		For the	For the
		Period from	Period from
	For the Year	December 6,	January 1,	For the Year
	Ended	2003 to	2003 to	Ended
	December 31,	December 31,	December 5,	December 31,
	2004	2003	2003	2002
		(In thousands of dollars)
Cash flows from operating activities
Net income (loss)	$165,128	$5,846	$(145,687)	$425
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities
Depreciation	46,513	2,911	61,271	54,227
Amortization of debt issuance costs	—	—	8,995	411
Amortization of intangible assets	11,636	523	2,172	—
Deferred income taxes	114,840	320	(125,769)	(13,471)
Current tax expense — noncash contribution from member	9,924	4,140	15,945	16,931
Asset impairment	247	—	230,570	49,289
Unrealized gains on derivatives	(48,430)	(516)	(16,676)	(14,457)
Allowance for doubtful accounts	—	—	—	50,712
Loss on disposal of assets	359	350	1,514	—
Changes in assets and liabilities
Accounts receivable	(2,833)	—	117,847	(112,840)
Accounts receivable/payable — affiliates	(11,131)	14,684	(35,825)	11,476
Inventory	(48,058)	1,233	(7,977)	48,252
Prepayments and other current assets	(977)	(4,386)	8,883	(18,193)
Accounts payable	12,035	103	(14,543)	12,057
Accrued interest	(2,557)	(23,785)	22,144	2,038
Accrued station service costs and other accrued liabilities	(2,469)	(8,109)	10,463	(19,396)
Changes in other assets and liabilities	3,718	35	(32,340)	4,149

Net cash provided by (used in) operating activities	247,945	(6,651)	100,987	71,610

Cash flows from investing activities
Decrease (increase) in restricted cash	465	(590)	(3,608)	—
Capital expenditures	(37,761)	(1,221)	(14,692)	(34,126)

Net cash used in investing activities	(37,296)	(1,811)	(18,300)	(34,126)

Cash flows from financing activities
Proceeds from debt issuance — affiliate	—	—	—	30,000
Principal payments on note payable-affiliate	(30,000)	—	—	—
Contribution from member	—	565,954	—	—
Distribution to member	(162,011)	—	(91,783)	—
Principal payments on long-term debt	—	(556,500)	—	(53,500)

Net cash (used in) provided by financing activities	(192,011)	9,454	(91,783)	(23,500)

Net change in cash and cash equivalents	18,638	992	(9,096)	13,984
Cash and cash equivalents
Beginning of period	6,250	5,258	14,354	370

End of period	$24,888	$6,250	$5,258	$14,354

Supplemental disclosures of cash flow information
Cash paid for interest	$3,540	$25,888	$24,786	$49,760

The accompanying notes are an integral part of these consolidated financial statements.

NRG NORTHEAST GENERATING LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Organization

     NRG Northeast Generating LLC, or the Company, or NRG Northeast, a wholly owned subsidiary of NRG Energy, Inc., or NRG Energy, owns electric power generation plants in the northeastern region of the United States. The Company was formed in 1999 for the purpose of financing, acquiring, owning, operating and maintaining, through its subsidiaries and affiliates, the power generation facilities owned by Arthur Kill Power LLC, Astoria Gas Turbine Power LLC, Connecticut Jet Power LLC, Devon Power LLC, Dunkirk Power LLC, Huntley Power LLC, Middletown Power LLC, Montville Power LLC, Norwalk Power LLC, Oswego Harbor Power LLC and Somerset Power LLC.

     From May 14 to December 23, 2003, NRG Energy and a number of its subsidiaries, including NRG Northeast, undertook a comprehensive reorganization and restructuring under chapter 11 of the United States Bankruptcy Code. The Northeast/South Central Plan of Reorganization, relating to the Company, the NRG South Central LLC subsidiaries and the other NRG Northeast subsidiaries, was proposed on September 17, 2003 after necessary financing commitments were secured. On November 25, 2003, the bankruptcy court issued an order confirming the Northeast/South Central Plan of Reorganization and the plan became effective on December 23, 2003.

     The creditors of Northeast and South Central subsidiaries were unimpaired by the Northeast/South Central Plan of Reorganization. The creditors holding allowed general secured claims were paid in cash, in full on the effective date of the Northeast/South Central Plan of Reorganization. Holders of allowed unsecured claims will receive either (i) cash equal to the unpaid portion of their allowed unsecured claim, (ii) treatment that leaves unaltered the legal, equitable and contractual rights to which such unsecured claim entitles the holder of such claim, (iii) treatment that otherwise renders such unsecured claim unimpaired pursuant to section 1124 of the bankruptcy code or (iv) such other, less favorable treatment that is confirmed in writing as being acceptable to such holder and to the applicable debtor.

2. Summary of Significant Accounting Policies

   Principles of Consolidation and Basis of Presentation

     Between May 14, 2003 and December 23, 2003, the Company operated as a debtor-in-possession under the supervision of the bankruptcy court. The financial statements for reporting periods within that timeframe were prepared in accordance with the provisions of Statement of Position 90-7, “Financial Reporting by Entities in Reorganization Under the Bankruptcy Code”, or SOP 90-7.

     For financial reporting purposes, close of business on December 5, 2003, represents the date of the Company’s emergence from bankruptcy because that is the date of emergence for the ultimate parent company, NRG Energy. As previously stated, the Company emerged from bankruptcy on December 23, 2003. The accompanying financial statements reflect the impact of the Company’s emergence from bankruptcy effective December 5, 2003. As used herein, the following terms refer to the Company and its operations:

“Predecessor Company”	The Company, pre-emergence from bankruptcy
The Company’s operations prior to December 6, 2003
“Reorganized Company”	The Company, post-emergence from bankruptcy
The Company’s operations, December 6, 2003 - December 31, 2004

     The consolidated financial statements include our accounts and operations and those of our subsidiaries in which we have a controlling interest. All significant intercompany transactions and balances have been eliminated in consolidation.

   Fresh Start Reporting/Push Down Accounting

     In accordance with SOP 90-7, certain companies qualify for fresh start reporting in connection with their emergence from bankruptcy. Fresh start reporting is appropriate on the emergence from chapter 11 if the reorganization value of the assets of the emerging entity immediately before the date of confirmation is less than the total of all post-petition liabilities and allowed claims, and if the holders of existing voting shares immediately before confirmation receive less than 50 percent of the voting shares of the emerging entity. NRG Energy met these requirements and adopted Fresh Start reporting resulting in the creation of a new reporting entity designated as Reorganized NRG. Under push down accounting, the Company’s equity fair value was allocated to the Company’s assets and liabilities based on their estimated fair values as of December 5, 2003, as further described in Note 3.

     The bankruptcy court issued a confirmation order approving NRG Energy’s plan of reorganization on November 24, 2003. Under the requirements of SOP 90-7, the Fresh Start date is determined to be the confirmation date unless significant uncertainties exist regarding the effectiveness of the bankruptcy order. NRG Energy’s plan of reorganization required completion of the Xcel Energy settlement agreement prior to emergence from bankruptcy. The Xcel Energy settlement agreement was entered into on December 5,

NRG NORTHEAST GENERATING LLC AND SUBSIDIARIES

2003. NRG Energy believes this settlement agreement was a significant contingency and thus delayed the Fresh Start date until the Xcel Energy settlement agreement was finalized on December 5, 2003.

     Under the requirements of Fresh Start, NRG Energy adjusted its assets and liabilities, other than deferred income taxes, to their estimated fair values as of December 5, 2003. As a result of marking the assets and liabilities to their estimated fair values, NRG Energy determined that there was a negative reorganization value that was reallocated back to the tangible and intangible assets. Deferred taxes were determined in accordance with Statement of Financial Accounting Standards, or SFAS No. 109, “Accounting for Income Taxes”. The net effect of all Fresh Start adjustments resulted in a gain of $3.9 billion (comprised of a $4.1 billion gain from continuing operations and a $0.2 billion loss from discontinued operations), which is reflected in NRG Energy’s Predecessor Company results for the period from January 1, 2003 to December 5, 2003. The application of the Fresh Start provisions of SOP 90-7 and push down accounting created a new reporting entity having no retained earnings or accumulated deficit.

     As part of the bankruptcy process, NRG Energy engaged an independent financial advisor to assist in the determination of its reorganized enterprise value. The fair value calculation was based on management’s forecast of expected cash flows from NRG Energy’s core assets. Management’s forecast incorporated forward commodity market prices obtained from a third party consulting firm. A discounted cash flow calculation was used to develop the enterprise value of Reorganized NRG, determined in part by calculating the weighted average cost of capital of the Reorganized NRG. The Discounted Cash Flow, or DCF, valuation methodology equates the value of an asset or business to the present value of expected future economic benefits to be generated by that asset or business. The DCF methodology is a “forward looking” approach that discounts expected future economic benefits by a theoretical or observed discount rate. The independent financial advisor prepared a 30-year cash flow forecast using a discount rate of approximately 11%. The resulting reorganization enterprise value as included in the Disclosure Statement ranged from $5.5 billion to $5.7 billion. The independent financial advisor then subtracted NRG Energy’s project level debt and made several other adjustments to reflect the values of assets held for sale, excess cash and collateral requirements to estimate a range of Reorganized NRG equity value of between $2.2 billion and $2.6 billion.

     In constructing the Fresh Start balance sheet upon emergence from bankruptcy, NRG Energy used a reorganization equity value of approximately $2.4 billion, as NRG Energy believed this value to be the best indication of the value of the ownership distributed to the new equity owners. The reorganization value of approximately $9.1 billion was determined by adding the reorganized equity value of $2.4 billion, $3.7 billion of interest bearing debt and other liabilities of $3.0 billion. The reorganization value represents the fair value of an entity before liabilities and approximates the amount a willing buyer would pay for the assets of the entity immediately after restructuring. This value is consistent with the voting creditors and Court’s approval of NRG Energy’s Plan of Reorganization.

     A separate plan of reorganization was filed for NRG Northeast that was confirmed by the bankruptcy court on November 25, 2003, and became effective on December 23, 2003, when the final conditions of the plan were completed. In connection with Fresh Start on December 5, 2003, NRG Energy accounted for these entities as if they had emerged from bankruptcy at the same time that NRG Energy emerged, as it is believed that NRG Energy continued to maintain control over the NRG Northeast facilities throughout the bankruptcy process.

     Due to the adoption of Fresh Start upon NRG Energy’s emergence from bankruptcy and the impact of push down accounting, the Reorganized Company’s statement of operations and statement of cash flows have not been prepared on a consistent basis with the Predecessor Company’s financial statements and are therefore not comparable to the financial statements prior to the application of Fresh Start.

   Cash and Cash Equivalents

     Cash and cash equivalents include highly liquid investments (primarily commercial paper) with a maturity of three months or less at the time of purchase.

   Restricted Cash

     Restricted cash consists primarily of funds held to satisfy the requirements of certain debt agreements and funds held within the Company’s projects that are restricted in their use. These funds are used to pay for current operating expenses and current debt service payments, per the restrictions of the debt agreements.

NRG NORTHEAST GENERATING LLC AND SUBSIDIARIES

   Inventory

     Inventory is valued at the lower of weighted average cost or market and consists principally of fuel oil, spare parts, coal and kerosene.

   Property, Plant and Equipment

     Property, plant and equipment are stated at cost; however, impairment adjustments are recorded whenever events or changes in circumstances indicate carrying values may not be recoverable. On December 5, 2003, the Company recorded adjustments to the property, plant and equipment to reflect such items at fair value in accordance with Fresh Start reporting. A new cost basis was established with these adjustments. Significant additions or improvements extending asset lives are capitalized, while repairs and maintenance that do not improve or extend the life of the respective asset are charged to expense as incurred. Depreciation is computed using the straight-line method over the following estimated useful lives of the assets. The assets and related accumulated depreciation amounts are adjusted for asset retirements and disposals with the resulting gain or loss included in operations.

Facilities and equipment	9 to 26 years
Office furnishings and equipment	2 to 6 years

   Asset Impairments

     Long-lived assets that are held and used are reviewed for impairment whenever events or changes in circumstances indicate carrying values may not be recoverable. Such reviews are performed in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”. An impairment loss is recognized if the total future estimated undiscounted cash flows expected from an asset are less than its carrying value. An impairment charge is measured by the difference between an asset’s carrying amount and fair value. Fair values are determined by a variety of valuation methods, including appraisals, sales prices of similar assets and present value techniques.

   Intangible Assets

     Intangible assets represent contractual rights held by the Company. Intangible assets are amortized over their economic useful life and reviewed for impairment whenever events or changes in circumstances indicate carrying values may not be recoverable.

     Intangible assets consist primarily of the fair value of power sales agreements and emission allowances. The amounts related to the power sales agreements are amortized as a reduction to revenue over the terms and conditions of each contract. Emission allowance related amounts are amortized as additional fuel expense based upon the actual level of emissions from the respective plant through 2023.

   Revenue Recognition

     Revenues from the sale of electricity are recorded based upon the output delivered and capacity provided at rates specified under contract terms or prevailing market rates. Electric energy revenue is recognized upon transmission to the customer. Revenues and related costs under cost reimbursable contract provisions are recorded as costs are incurred.

     In certain markets, which are operated/controlled by an independent system operator, or ISO, and in which the Company has entered into a netting agreement with the ISO, which results in receiving a netted invoice, the Company has recorded purchased energy as an offset against revenues received upon the sale of such energy. Capacity and ancillary revenue is recognized when contractually earned. Disputed revenues are not recorded in the financial statements until disputes are resolved and collection is assured.

   Power Marketing Activities

     The Company’s subsidiaries have entered into agreements with a marketing affiliate for the sale of energy, capacity and ancillary services produced, and for the procurement and management of fuel (coal, oil derivatives and natural gas) and emission credit allowances, which enables the affiliate to engage in forward sales and hedging transactions to manage the subsidiaries’ electricity and fuel price exposure. See Note 12 — Related Party Transactions.

NRG NORTHEAST GENERATING LLC AND SUBSIDIARIES

Income Taxes

     The Company has been organized as a limited liability company. Therefore, federal and state income taxes are assessed at the member level. However, a provision for federal and state income taxes has been reflected in the accompanying consolidated financial statements (see Note 16 — Income Taxes). As a result of the Company being included in the NRG Energy consolidated tax return and tax payments, federal and state income taxes payable resulting from the tax provision are reflected as a contribution by member in the consolidated statement of member’s equity and consolidated balance sheets.

     Deferred income taxes are recognized for the tax consequences in future years of temporary differences between the tax basis of assets and liabilities and their financial reporting amounts at each period-end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Income tax expense is the tax payable for the period and the change during the period in deferred tax assets and liabilities. A valuation allowance is recorded to reduce deferred tax assets to the amount more likely than not to be realized.

   Credit Risk

     Credit risk relates to the risk of loss resulting from non-performance or non-payment by counter-parties pursuant to the terms of their contractual obligations. NRG Energy monitors and manages the credit risk of its affiliates, including the Company and its subsidiaries, through credit policies which include an (i) established credit approval process, (ii) daily monitoring of counter-party credit limits, (iii) the use of credit mitigation measures such as margin, collateral, credit derivatives or prepayment arrangements, (iv) the use of payment netting agreements and (v) the use of master netting agreements that allow for the netting of positive and negative exposures of various contracts associated with a single counter-party. Risk surrounding counter-party performance and credit could ultimately impact the amount and timing of expected cash flows. NRG Energy has credit protection within various agreements to call on additional collateral support if necessary.

     Additionally the Company has concentrations of suppliers and customers among electric utilities, energy marketing and trading companies and regional transmission operators. These concentrations of counter-parties may impact the Company’s overall exposure to credit risk, either positively or negatively, in that counter-parties may be similarly affected by changes in economic, regulatory and other conditions.

   Fair Value of Financial Instruments

     The carrying amount of cash and cash equivalents, restricted cash, receivables, accounts payables, and accrued liabilities approximate fair value because of the short maturity of these instruments. The fair value of note payable — affiliate approximates carrying value as the underlying instrument bears a variable market interest rate.

   Use of Estimates in Financial Statements

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect reported amounts of assets and liabilities at the date of the financial statements, disclosure of contingent assets and liabilities at the date of the financial statements, and reported amounts of revenue and expenses during the reporting period. Actual results could differ from these estimates.

     In recording transactions and balances resulting from business operations, the Company uses estimates based on the best information available. Estimates are used for such items as plant depreciable lives, uncollectible accounts, and the valuation of long-term energy commodities contracts, among others. In addition, estimates are used to test long-lived assets for impairment and to determine fair value of impaired assets. As better information becomes available (or actual amounts are determinable), the recorded estimates are revised. Consequently, operating results can be affected by revisions to prior accounting estimates.

   Reclassifications

     Certain prior year amounts have been reclassified for comparative purposes. These reclassifications had no effect on the Company’s net income or total member’s equity as previously reported.

NRG NORTHEAST GENERATING LLC AND SUBSIDIARIES

   Recent Accounting Pronouncements

     In November 2004, the FASB issued SFAS No. 151, “Inventory Costs- an amendment of ARB No. 43, Chapter 4”. This statement amends the guidance in ARB No. 43, Chapter 4, “Inventory Pricing”, and requires that idle facility expense, excessive spoilage, double freight, and rehandling costs be recognized as current-period charges regardless of whether they meet the criterion of “so abnormal” established by Accounting Research Bulletin No. 43. SFAS No. 151 is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. The Company is currently in the process of evaluating the potential impact that the adoption of this statement will have on the Company’s consolidated financial position and results of operations.

     In December 2004, the FASB issued two FASB Staff Positions, or FSPs, regarding the accounting implications of the American Jobs Creation Act of 2004 related to (1) the deduction for qualified domestic production activities (FSP FAS 109-1) and (2) the one-time tax benefit for the repatriation of foreign earnings (FSP FAS 109-2). In FSP FAS 109-1, “Application of FASB Statement No. 109, “Accounting for Income Taxes,” to the Tax Deduction on Qualified Production Activities Provided by the American Jobs Creation Act of 2004”, the Board decided that the deduction for qualified domestic production activities should be accounted for as a special deduction under FASB Statement No. 109, “Accounting for Income Taxes” and rejected an alternative view to treat it as a rate reduction. Accordingly, any benefit from the deduction should be reported in the period in which the deduction is claimed on the tax return. FSP FAS 109-2, “Accounting and Disclosure Guidance for the Foreign Earnings Repatriation Provision within the American Jobs Creation Act of 2004”, addresses the appropriate point at which a company should reflect in its financial statements the effects of the one-time tax benefit on the repatriation of foreign earnings. Because of the proximity of the Act’s enactment date to many companies’ year-ends, its temporary nature, and the fact that numerous provisions of the Act are sufficiently complex and ambiguous, the Board decided that absent additional clarifying regulations, companies may not be in a position to assess the impact of the Act on their plans for repatriation or reinvestment of foreign earnings. Therefore, the Board provided companies with a practical exception to FAS 109’s requirements by providing them additional time to determine the amount of earnings, if any, that they intend to repatriate under the Act’s beneficial provisions. The Board confirmed, however, that upon deciding that some amount of earnings will be repatriated, a company must record in that period the associated tax liability, thereby making it clear that a company cannot avoid recognizing a tax liability when it has decided that some portion of its foreign earnings will be repatriated. The Company is currently in the process of evaluating the potential impact that the adoption of FSP FAS 109-1 will have on our consolidated financial position and results of operations. The Company does not believe that the potential adoption of FSP 109-2 will have a material impact on our consolidated financial position and results of operation.

     In March 2005, the Financial Accounting Standards Board (FASB) issued Interpretation No. 47 (FIN 47) to Financial Accounting Standard No. 143 (SFAS No. 143) governing the application of Asset Retirement Obligations. FIN 47 clarifies that the term “conditional asset retirement obligation” as used in SFAS 143. SFAS No. 143 refers to a legal obligation to perform an asset retirement activity in which the timing and/or method of settlement are conditional on a future event that may or may not be within the control of the entity. The obligation to perform the asset retirement activity is unconditional but there may remain some uncertainty as to the timing and/or method of settlement. Accordingly, an entity is required to recognize a liability for the fair value of a conditional asset retirement obligation if the fair value of the liability can be reasonably estimated. The fair value of a liability for the conditional asset retirement obligation should be recognized when incurred — generally upon acquisition, construction, or development and/or through the normal operation of the asset. SFAS No. 143 acknowledges that in some cases, sufficient information may not be available to reasonably estimate the fair value of an asset retirement obligation. FIN 47 clarifies when the company would have sufficient information to reasonably estimate the fair value of an asset retirement obligation. FIN 47 is effective for fiscal years ending after December 15, 2005 and we are currently evaluating the impact of this guidance.

NRG NORTHEAST GENERATING LLC AND SUBSIDIARIES

3. Emergence from Bankruptcy and Fresh Start Reporting

     In accordance with the requirement of SFAS No. 141, “Business Combinations” and push down accounting, the Company’s fair value of $650.7 million, as of the Fresh Start date, was allocated to the Company’s assets and liabilities based on their individual estimated fair values. A third party was used to complete an independent appraisal of the Company’s tangible assets, intangible assets and contracts.

     The determination of the fair value of the Company’s assets and liabilities was based on a number of estimates and assumptions, which are inherently subject to significant uncertainties and contingencies.

     Due to the adoption of Fresh Start as of December 5, 2003, the Reorganized Company’s consolidated balance sheets, consolidated statements of operations and cash flows have not been prepared on a consistent basis with the Predecessor Company’s consolidated financial statements and are not comparable in certain respects to the consolidated financial statements prior to the application of Fresh Start.

     The effects of the push down accounting adjustments on the Company’s condensed consolidated balance sheet as of December 5, 2003 were as follows:

	Predecessor		Reorganized
	Company		Company
	December 5,	Push Down	December 6,
	2003	Adjustments	2003
		(in thousands)

Current Assets	$233,044	$(61,423)	$171,621
Non-current Assets	1,114,856	44,455	1,159,311

Total Assets	$1,347,900	$(16,968)	$1,330,932

Current Liabilities	672,345	442	672,787
Non-current Liabilities	4,749	2,744	7,493

	677,094	3,186	680,280

Members’ Equity	670,806	(20,154)	650,652

Total Liabilities and Member’s Equity	$1,347,900	$(16,968)	$1,330,932

4. Other Charges

     Restructuring and impairment charges and reorganization items included in the consolidated statement of operations include the following:

	Reorganized Company
		For the
		Period from	Predecessor Company
	For the	December 6,	For the Period From	For the
	Year Ended	2003 through	January 1, 2003	Year Ended
	December 31,	December 31,	through December 5,	December 31,
	2004	2003	2003	2002
	(In thousands of dollars)
Restructuring and impairment charges	$247	$—	$230,570	$50,524
Reorganization items	179	241	5,149	—

	$426	$241	$235,719	$50,524

   Restructuring and Impairment Charges

     The Company reviews the recoverability of its long-lived assets in accordance with the guidelines of SFAS No. 144. As a result of this review, the Company recorded impairment charges of $0.2 million for the year ended December 31, 2004, $230.6 million for the period from January 1, 2003 through December 5, 2003, and $49.3 million for the year ended December 31, 2002, as shown in the table below.

     To determine whether an asset was impaired, the Company compared asset carrying values to total future estimated undiscounted cash flows. If an asset was determined to be impaired based on the cash flow testing performed, an impairment loss was recorded to write down the asset to its fair value.

     Restructuring and impairment charges included the following asset impairments for the year ended December 31, 2004, the period from January 1, 2003 to December 5, 2003 and for the year ended December 31, 2002:

		Predecessor Company
		For the
	Reorganized Company	Period from
	For the	January 1,	For the
	Year Ended	2003 through	Year Ended
	December 31,	December 5,	December 31,
	2004	2003	2002	Fair Value Basis
	(In thousands of dollars)
Devon Power LLC	$247	$64,198	$—	Projected cash flows
Middletown Power LLC	—	157,323	—	Projected cash flows
Arthur Kill Power LLC	—	9,049	—	Projected cash flows
Somerset Power LLC	—	—	49,289	Projected cash flows

Total impairment charges	247	230,570	49,289
Consulting fees related to pending bankruptcy	—	—	1,235

Total restructuring and impairment charges	$247	$230,570	$50,524

     Connecticut Facilities — As a result of regulatory developments and changing circumstances in the second quarter of 2003, the Company updated the facilities’ cash flow models to incorporate changes to reflect the impact of the April 25, 2003 Federal Energy Regulatory Commission, or FERC’s, orders on Peaking Units Safe Harbor, or PUSH, pricing, the pending termination of the Reliability Must Run Agreements, or RMRs, and to update the estimated impact of future locational capacity or deliverability requirements. Based on these revised cash flow models, management determined that the new estimates of pricing and cost recovery levels were not projected to return sufficient revenue to cover the fixed costs at Devon Power LLC and Middletown Power LLC. As a consequence, during the second quarter of 2003, the Company recorded $64.2 million and $157.3 million as impairment charges at Devon Power LLC and Middletown Power LLC, respectively. In the third quarter of 2003, ISO-NE informed the Company that it

NRG NORTHEAST GENERATING LLC AND SUBSIDIARIES

would not extend the RMR contract for Devon Units 7 and 8. As a result, both units were placed on deactivated reserve and the Company recorded an additional impairment of $0.2 million for Devon Power LLC.

     Arthur Kill Power LLC — During the third quarter of 2003, the Company cancelled its plans to re-establish fuel oil capacity at its Arthur Kill plant. This resulted in a charge of approximately $9.0 million to write-off assets under construction.

     Somerset Power LLC — The Company determined that Somerset Power became impaired during the third quarter of 2002 and should be written down to fair market value. Accordingly, the Company recorded asset impairment charges of $49.3 million related to Somerset Power.

     There were no impairment charges for the period from December 6, 2003 to December 31, 2003.

   Reorganization Items

     In connection with the confirmation of the Northeast/South Central Plan of Reorganization, the debt held by the Company became an allowable claim. As a result, the Company incurred a charge of approximately $3.4 million to write-off related debt issuance costs as well as incurring a pre-payment charge of approximately $8.3 million for the refinancing transaction completed with the emergence from bankruptcy of the Company. The $8.3 million was expensed in November 2003, as it was determined to be an allowed claim at that time. The Company recorded a gain of $18.1 million related to the write-off of the remaining unrecognized gain on the interest rate lock entered into by the Company upon the issuance of the Company’s debt.

	Reorganized Company
		For the	Predecessor
		Period from	Company
	For the	January 1,	For the
	Year Ended	2003 through	Year Ended
	December 31,	December 5,	December 31,
	2004	2003	2002
	(In thousands of dollars)
Reorganization items
Consulting and legal fees	$179	$241	$(1,270)
Deferred financing costs	—	—	(3,350)
Pre-payment charge	—	—	(8,348)
Write-off of interest rate lock	—	—	18,117

Total reorganization items	$179	$241	$5,149

5. Inventory

     Inventory, which is valued at the lower of weighted average cost or market, consists of:

	Reorganized Company
	December 31,	December 31,
	2004	2003
	(In thousands of dollars)
Fuel oil	$108,904	$66,915
Spare parts	24,836	24,947
Coal	21,473	12,163
Kerosene	286	3,416

Total inventory	$155,499	$107,441

NRG NORTHEAST GENERATING LLC AND SUBSIDIARIES

6. Property, Plant and Equipment

     The major classes of property, plant and equipment were as follows:

				Average
		Reorganized Company		Remaining
	Depreciable	December 31,	December 31,	Useful
	Lives	2004	2003	Life
		(In thousands of dollars)
Facilities, machinery and equipment	9-26 years	$826,439	$802,173	15 years
Land and improvements		34,266	34,266
Construction in progress		21,410	9,689
Office furnishings and equipment	2-6 years	2,348	615	2 years

Total property, plant and equipment		884,463	846,743
Accumulated depreciation		(49,374)	(2,911)

Property, plant and equipment, net		$835,089	$843,832

7. Asset Retirement Obligations

     Effective January 1, 2003, the Company adopted SFAS No. 143, “Accounting for Asset Retirement Obligations". SFAS No. 143 requires an entity to recognize the fair value of a liability for an asset retirement obligation in the period in which it is incurred. Upon initial recognition of a liability for an asset retirement obligation, an entity shall capitalize an asset retirement cost by increasing the carrying amount of the related long-lived asset by the same amount as the liability. Over time, the liability is accreted to its present value each period, and the capitalized cost is depreciated over the useful life of the related asset. Retirement obligations associated with long-lived assets included within the scope of SFAS No. 143 are those for which a legal obligation exists under enacted laws, statutes and written or oral contracts, including obligations arising under the doctrine of promissory estoppel.

     The Company identified certain retirement obligations for ash disposal site closures. The Company also identified similar other asset retirement obligations that could not be calculated because the assets associated with the retirement obligations were determined to have an indeterminate life. The adoption of SFAS No. 143 resulted in recording a $0.2 million increase to property, plant and equipment and a $0.3 million increase to other long-term obligations. The cumulative effect of adopting SFAS No. 143 was recorded as a $0.1 million increase to depreciation expense and a $0.1 million increase to operating costs in the period from January 1, 2003 to December 5, 2003, as the Company considered the cumulative effect to be immaterial.

     The following represents the balances of the asset retirement obligation at January 1, 2003, and the additions and accretion of the asset retirement obligation for the period from January 1, 2003 to December 5, 2003, the period from December 6, 2003 to December 31, 2003 and the year ended December 31, 2004. Revisions to estimates were recorded as changes to planned asset retirement obligations were made. The asset retirement obligation is included in other long-term obligations in the consolidated balance sheet. As a result of adopting Fresh Start, the Company revalued its asset retirement obligations on December 6, 2003. The Company recorded an increase to its retirement obligation of $2.7 million in connection with push down accounting. This amount results from a change in the discount rate used between adoption and Fresh Start reporting as of December 5, 2003, equal to 500 to 600 basis points.

	Reorganized Company
		Accretion for			Accretion for
	Beginning	Period	Ending		the Year	Ending
	Balance	December 6 to	Balance	Revisions	ended	Balance
	December 6,	December 31,	December 31,	to	December 31,	December 31,
	2003	2003	2003	Estimate	2004	2004
	(In thousands of dollars)
Dunkirk Power LLC	$2,665	$12	$2,677	$—	$183	$2,860
Huntley Power LLC	4,326	20	4,346	—	297	4,643
Somerset Power LLC	502	3	505	—	35	540
Arthur Kill Power LLC	—	—	—	159	—	159
Astoria Gas Turbine Power LLC	—	—	—	169	—	169
Oswego Harbor Power LLC	—	—	—	287	—	287

	$7,493	$35	$7,528	$615	$515	$8,658

NRG NORTHEAST GENERATING LLC AND SUBSIDIARIES

	Predecessor Company
			Accretion
	Beginning		For Period	Adjustment	Ending
	Balance		Ended	for	Balance
	January 1,	Revisions	December 5,	Fresh Start	December 5,
	2003	To Estimate	2003	Reporting	2003
	(In thousands of dollars)
Dunkirk Power LLC	$—	$1,609	$136	$920	$2,665
Huntley Power LLC	—	2,426	225	1,675	4,326
Somerset Power LLC	313	—	40	149	502

	$313	$4,035	$401	$2,744	$7,493

8. Intangible Assets

   Reorganized Company

     Upon the adoption of Fresh Start and application of push down accounting, the Company established certain intangible assets for power sales agreements and plant emission allowances. These intangible assets are amortized over their respective lives based on a straight-line or units of production basis.

     Power sale agreements are amortized as a reduction to revenue over the terms and conditions of each contract. The power sale agreements were fully amortized in May 2004. Emission allowances are amortized as additional fuel expense based upon the actual level of emissions from the respective plants through 2023. Aggregate amortization recognized for the year ended December 31, 2004 and period from December 6, 2003 through December 31, 2003 was approximately $11.6 million and $0.5 million, respectively. The annual aggregate amortization for each of the five succeeding years is expected to approximate $5.0 million in 2005, $4.3 million in 2006, $3.6 million in 2007, $3.1 million in 2008 and $2.8 million in 2009.

     Intangible assets were reduced by $21.9 million during the year ended December 31, 2004 consisting of a $10.4 million reduction in connection with the recognition of certain tax credits to be claimed on the Company’s New York State franchise tax return and $11.5 million of adjustments related to a true-up of certain tax evaluations.

NRG NORTHEAST GENERATING LLC AND SUBSIDIARIES

     Intangible assets consisted of the following:

	Power Sale	Emission
	Agreements	Allowances	Total
	(In thousands of dollars)
Original balances as of December 6, 2003	$3,140	$211,070	$214,210
Amortization	(523)	—	(523)

Balances as of December 31, 2003	2,617	211,070	213,687
Amortization	(2,617)	(9,019)	(11,636)
Other adjustments	—	(21,941)	(21,941)

Balances as of December 31, 2004	$—	$180,110	$180,110

   Predecessor Company

     The Company had intangible assets that were amortized and consisted of service contracts that were terminated at bankruptcy. Amortization expense recognized for the period January 1, 2003 to December 5, 2003 and for the year ended December 31, 2002, was approximately $2.2 million and $0.9 million, respectively.

9. Note Payable — Affiliate

     On June 15, 2002, NRG Energy loaned the Company $30 million to fund capital expenditures. The note payable bore interest at the three-month London Interbank Offered Rate plus 0.5%. The note payable was subordinate to the debt of NRG Energy and was subject to the terms and conditions of the senior secured bonds’ indenture. The note payable was paid along with accrued interest of $1.0 million in March 2004. Accordingly, the Company has classified this loan as a short-term affiliated note payable at December 31, 2003.

10. Accounting for Derivative Instruments and Hedging Activity

     SFAS No. 133 “Accounting for Derivative Instruments and Hedging Activities” as amended by SFAS No. 137, SFAS No. 138 and SFAS No. 149 requires the Company to recognize all derivative instruments on the balance sheet as either assets or liabilities and measure them at fair value each reporting period. If certain conditions are met, the Company may be able to designate derivatives as cash flow hedges and defer the effective portion of the change in fair value of the derivatives in Accumulated Other Comprehensive Income (OCI) and subsequently recognize in earnings when the hedged items impact income. The ineffective portion of a cash flow hedge is immediately recognized in income.

     For derivatives designated as hedges of the fair value of assets or liabilities, the changes in fair value of both the derivatives and the hedged items are recorded in current earnings. The ineffective portion of a hedging derivative instrument’s change in fair values will be immediately recognized in earnings.

     For derivatives that are neither designated as cash flow hedges or do not qualify for hedge accounting treatment, the changes in the fair value will be immediately recognized in earnings.

     SFAS No. 133 applies to the Company’s long-term power sales contracts, long-term gas purchase contracts and other energy related commodities financial instruments used to mitigate variability in earnings due to fluctuations in spot market prices, hedge fuel requirements at generation facilities and protect investments in fuel inventories. At December 31, 2004, the Company had various commodity contracts extending through December 2005 .

   Energy and Energy Related Commodities

     The Company is exposed to commodity price variability in electricity, emission allowances, natural gas, oil derivatives and coal used to meet fuel requirements. In order to manage these commodity price risks, NRG Power Marketing may enter into transactions for physical delivery of particular commodities for a specific period. Financial instruments are used to hedge physical deliveries, which may take the form of fixed price, floating price or indexed sales or purchases, and options, such as puts, calls, basis transactions and swaps.

NRG NORTHEAST GENERATING LLC AND SUBSIDIARIES

     During the year ended December 31, 2004, the period from December 6, 2003 to December 31, 2003, the period from January 1, 2003 to December 5, 2003, and the year ended December 31, 2002, respectively, the Company recognized no gain or loss due to ineffectiveness of commodity cash flow hedges.

     The Company’s earnings for the year ended December 31, 2004, the period from December 6, 2003 to December 31, 2003, the period from January 1, 2003 to December 5, 2003, and the year ended December 31, 2002, were increased by unrealized gains of $48.4 million, $0.5 million, $16.7 million, and $14.5 million respectively, associated with changes in the fair value of energy related derivative instruments not accounted for as hedges in accordance with SFAS No. 133.

     Accumulated Other Comprehensive Income

     The following table summarizes the effects of SFAS No. 133, as amended, on the Company’s other comprehensive income balance attributable to hedged derivatives for the year ended December 31, 2004, the period from December 6, 2003 to December 31, 2003, the period from January 1, 2003 to December 5, 2003 and the year ended December 31, 2002:

	Reorganized Company		Predecessor Company
		For the	For the
		Period from	Period from
	For the Year	December 6,	January 1,	For the Year
	Ended	2003 to	2003 to	Ended
	December 31,	December 31,	December 5,	December 31,
	2004	2003	2003	2002
	(In thousands of dollars)
Energy Commodities Gains (Losses)
Beginning accumulated OCI balance	$—	$—	$28,835	$107,741
Unwound from OCI during period due to unwinding of previously deferred amounts	6,643	—	(28,835)	(48,086)
Mark to market of hedge contracts	(4,079)	—	—	(30,820)
Current year tax effect	(1,102)	—	—	—

Ending accumulated OCI balance	$1,462	$—	$—	$28,835

Gains expected to unwind from OCI during next 12 months	$1,462

     During the year ended December 31, 2004, the Company reclassified losses of $6.6 million from OCI to current period earnings. During the period from January 1, 2003 to December 5, 2003 and for the year ended December 31, 2002, the Company reclassified gains of $28.8 million and $48.1 million, respectively, from OCI to current-period earnings. This amount is recorded on the same line in the statement of operations in which the hedged item is recorded. Also during the years ended December 31, 2004 and 2002, the Company recorded losses in OCI of approximately $4.1 million and $30.8 million related to changes in the fair values of derivatives accounted for as hedges.

   Statement of Operations

     The following table summarizes the pre-tax effects of non-hedge derivatives and derivatives that no longer qualify as hedges on the Company’s statement of operations for the year ended December 31, 2004, for the period from December 6, 2003 to December 31, 2003, the period from January 1, 2003 to December 5, 2003, and for the year ended December 31, 2002, respectively:

NRG NORTHEAST GENERATING LLC AND SUBSIDIARIES

	Reorganized Company		Predecessor Company
		For the	For the
		Period from	Period from
	For the Year	December 6,	January 1,	For the Year
	Ended	2003 to	2003 to	Ended
	December 31,	December 31,	December 5,	December 31,
	2004	2003	2003	2002
	(In thousands of dollars)
Energy Commodities Gains
Revenues	$48,625	$3	$18,241	$(10,706)
Operating costs	(195)	513	(1,565)	25,163

Total statement of operations impact before tax	$48,430	$516	$16,676	$14,457

11. Financial Instruments

     The estimated fair values of the Company’s recorded financial instruments are as follows:

	Reorganized Company
	December 31, 2004		December 31, 2003
	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value
	(In thousands of dollars)
Cash and cash equivalents	$24,888	$24,888	$6,250	$6,250
Restricted cash	3,733	3,733	4,198	4,198
Accounts receivable	3,139	3,139	306	306
Accounts receivable — affiliates	33,042	33,042	9,665	9,665
Note payable — affiliate	—	—	30,000	30,000
Accounts payable	12,212	12,212	177	177

     For cash and cash equivalents, restricted cash, accounts receivable and accounts payable, the carrying amount approximates fair value because of the short-term maturity of those instruments. The fair value of note payable — affiliate approximates carrying value as the underlying instruments bear a variable market interest rate.

12. Related Party Transactions

     Certain of the subsidiaries of the Company have entered into energy marketing services agreements with NRG Power Marketing Inc., or NRG Power Marketing, a wholly owned subsidiary of NRG Energy. The agreements are effective for consecutive one-year terms until terminated by either party upon 90 days written notice before the end of any such term. Under the agreements, NRG Power Marketing will (i) have the exclusive right to manage, market, hedge and sell all power not otherwise sold or committed to by such subsidiaries, (ii) procure, provide and hedge for such subsidiaries all fuel required to operate their respective facilities and (iii) market, sell and purchase all emission credits owned, earned or acquired by such subsidiaries. In addition, NRG Power Marketing will have the exclusive right and obligation to affect the dispatch of the power output from the facilities.

     Under the agreements, NRG Power Marketing pays to the subsidiaries gross receipts generated through sales, less costs incurred by NRG Power Marketing relative to its providing services (e.g. transmission and delivery costs, fuel costs, taxes, labor, contract services, etc.). The Company incurs no fees related to these agreements with NRG Power Marketing.

     The Company has no employees and has entered into operation and maintenance agreements with NRG Operating Services, Inc., or NRG Operating Services, a wholly owned subsidiary of NRG Energy. The agreements are effective for five years, with options to extend beyond five years. Under the agreements, NRG Operating Services operates and maintains the respective facilities, including (i) coordinating fuel delivery, unloading and inventory, (ii) managing facility spare parts, (iii) meeting external performance standards for transmission of electricity, (iv) providing operating and maintenance consulting and (v) cooperating with and assisting the Company in performing the Company’s obligations under agreements related to its facilities.

NRG NORTHEAST GENERATING LLC AND SUBSIDIARIES

     Under the agreements, the operator charges an annual fee, and in addition, will be reimbursed for usual and customary costs related to providing the services including plant labor and other operating costs. These costs are reflected in operating costs in the consolidated statements of operations

     Effective January 1, 2005, the generating facilities at Huntley, Dunkirk and Oswego terminated their operating and maintenance agreements with NRG Operating Services, Inc., and assumed responsibility for all service formerly provided under the agreements.

     For the year ended December 31, 2004, the period from December 6, 2003 to December 31, 2003, the period from January 1, 2003 to December 5, 2003, and the year ended December 31, 2002, the Company incurred operating costs billed from NRG Operating Services totaling $286.9 million, $13.1 million, $169.7 million and $147.5 million, respectively.

     The Company’s subsidiaries have entered into agreements with NRG Energy for corporate support and services. The agreements are perpetual in term, unless terminated in writing by a subsidiary. Under the agreements, NRG Energy will provide services, as requested, in areas such as human resources, accounting, finance, treasury, tax, office administration, information technology, engineering, construction management, environmental, legal and safety. Under the agreements, NRG Energy is paid for personnel time as well as out-of-pocket costs. These costs are reflected in general and administrative expenses in the consolidated statements of operations.

     For the year ended December 31, 2004, the period from December 6, 2003 to December 31, 2003, the period from January 1, 2003 to December 5, 2003, and the year ended December 31, 2002, the Company paid NRG Energy approximately $39.8 million, $2.5 million, $9.7 million and $4.2 million, respectively, for corporate support and services. The amounts paid for the year ended December 31, 2004 reflect an overall increase in corporate level general and administrative expenses. Corporate general, administrative and development expenses increase in 2004 due to higher legal fees, increased audit costs and increased consulting costs due to NRG Energy’s Sarbanes-Oxley implementation. The method of allocating these costs remained the same from the prior years.

     At December 31, 2004 and December 31, 2003, the Company had an accounts receivable – affiliates balance of $33.0 million and $9.7 million, respectively. These balances are settled on a periodic basis and are due from multiple entities which are wholly owned subsidiaries of NRG Energy Inc, the parent company of Northeast Generating LLC.

13. Sales to Significant Customers

     For the year ended December 31, 2004, NRG Northeast derived approximately 86.0% of total revenues from two customers: NYISO accounted for 65.2% and ISO-New England accounted for 20.8%. For the period from December 6, 2003 to December 31, 2003, NRG Northeast derived approximately 89.4% of total revenues from two customers: NYISO accounted for 60.7% and ISO-New England accounted for 28.7%. For the period from January 1, 2003 to December 5, 2003, NRG Northeast derived approximately 99.3% of total revenues from two customers: NYISO accounted for 80.0% and Connecticut Light and Power accounted for 19.3%. During 2002, sales to one customer, NYISO, accounted for 72.5% of NRG Northeast’s gross revenue. NYISO and ISO-New England are FERC-regulated independent system operators or regional transmission organizations that manage transmission assets collectively under their control to provide non-discriminatory access to their respective transmission grids. We anticipate that NYISO and ISO-New England will continue to be significant customers given the scale of our asset base in these areas.

14. Commitments and Contingencies

   Operating Lease Commitments

     The Company leases certain of its storage space and equipment under operating leases expiring on various dates through 2008. Rental expense under these operating leases was approximately $0.2 million, $0 million, $0.9 million, and $0.8 million for the year ending December 31, 2004, the period from December 6, 2003 to December 31, 2003, for the period from January 1, 2003 to December 5, 2003, and for the year ending December 31, 2002, respectively. Future minimum lease payments under these leases for the years ending after December 31, 2004, are as follows:

Total
(In thousands
of dollars)
2005	$245
2006	198
2007	21
2008	7

NRG NORTHEAST GENERATING LLC AND SUBSIDIARIES

   Environmental Matters

     The construction and operation of power projects are subject to stringent environmental and safety protection and land use laws and regulations in the U. S. These laws and regulations generally require lengthy and complex processes to obtain permits and licenses from federal, state and local agencies. If such laws and regulations become more stringent or new laws, interpretations or compliance policies, apply, and NRG Northeast’s facilities are not exempted from coverage, NRG Northeast could be required to make extensive modifications to further reduce potential environmental impacts. Also, NRG Northeast could be held responsible under environmental and safety laws for the cleanup of pollutants released at its facilities or at off-site locations where it may have sent waste, even if the release or off-site disposal was conducted in compliance with the law. In general, the effect of future laws or regulations is expected to require the addition of pollution control equipment or the composition of restrictions on the Company’s operations.

     Under various federal, state and local environmental laws and regulations, a current or previous owner or operator of any facility, including an electric generating facility, may be required to investigate and remediate releases or threatened releases of hazardous or toxic substances or petroleum products located at the facility and may be held liable to a governmental entity or to third parties for property damage, personal injury and investigation and remediation costs incurred by the party in connection with any releases or threatened releases. These laws impose strict (without fault) and joint and several liability. The cost of investigation, remediation or removal of any hazardous or toxic substances or petroleum products could be substantial. Although NRG Northeast has been involved in on-site contamination matters, to date, NRG Northeast has not been named as a potentially responsible party with respect to any off-site waste disposal matter.

     As part of acquiring existing generating assets, NRG Northeast has inherited certain environmental liabilities associated with regulatory compliance and site contamination. Often potential compliance implementation plans are changed, delayed or abandoned due to one or more of the following conditions: (a) extended negotiations with regulatory agencies, (b) a delay in promulgating rules critical to dictating the design of expensive control systems, (c) changes in governmental/regulatory personnel, (d) changes in governmental priorities or (e) selection of a less expensive compliance option than originally envisioned.

     In response to liabilities associated with these activities, NRG Northeast establishes accruals where it is probable that it will incur environmental costs under applicable law or contracts and it is possible to reasonably estimate these costs. NRG Northeast adjusts the accruals when new remediation or other environmental liability responsibilities are discovered and probable costs become estimable, or when current liability estimates are adjusted to reflect new information or a change in the law. At December 31, 2004 and 2003, NRG Northeast has established such accruals in the amount of approximately $4.0 million, primarily related to its Arthur Kill and Astoria projects. In 2004 NRG Northeast also established accruals of $1.5 million related to its Connecticut projects.

     Coal ash is produced as a by-product of coal combustion at the Dunkirk, Huntley, and Somerset Generating Stations. NRG Northeast attempts to direct its coal ash to beneficial uses. Even so, significant amounts of ash are landfilled. At Dunkirk and Huntley, ash is disposed of at landfills owned and operated by NRG Northeast. No material liabilities outside the costs associated with closure, post-closure care and monitoring are expected at these facilities. NRG Northeast maintains financial assurance to cover costs associated with closure, post-closure care and monitoring activities. NRG Northeast has funded a trust to provide such financial assurance in the amount of $5.9 million which approximate fair value.

     NRG Northeast must also maintain financial assurance for closing interim status Resource Conservation and Recovery Act facilities at the Devon, Middletown, Montville and Norwalk Generating Stations and has funded a trust in the amount of $1.5 million accordingly.

     The Company inherited historical clean-up liabilities when it acquired the Somerset, Devon, Middletown, Montville, Norwalk Harbor, Arthur Kill and Astoria Generating Stations. During installation of a sound wall at Somerset Station in 2003, oil contaminated soil was encountered. The Company has delineated the general extent of contamination, determined it to be minimal, and has placed an activity use limitation on that section of the property. Site contamination liabilities arising under the Connecticut Transfer Act at Devon, Middletown, Montville and Norwalk Harbor Stations have been identified. The Company has proposed a remedial action plan to be implemented over the next two to eight years (depending on the station) to address historical ash contamination at the facilities. The total estimated cost is not expected to exceed $1.5 million. Remedial obligations at the Arthur Kill generating station have been established in discussions between the Company and the NYSDEC and are estimated to cost between $1 million and $2 million. Remedial investigations continue at the Astoria generating station with long-term clean-up liability expected to be within the range of $2.5 million to $4.3 million. While installing groundwater monitoring wells at Astoria to track our remediation of a historical fuel oil spill, the drilling contractor encountered deposits of coal tar in two borings. The Company reported the coal tar discovery to the

NRG NORTHEAST GENERATING LLC AND SUBSIDIARIES

NYSDEC in 2003 and delineated the extent of this contamination. The Company may also be required to remediate the coal tar contamination and/or record a deed restriction on the property if significant contamination is to remain in place.

     Huntley Power LLC, Dunkirk Power LLC and Oswego Power LLC were issued Notices of Violation for opacity exceedances and entered into a Consent Order with NYSDEC, effective March 31, 2004. The Consent Order required the respondents to pay a collective civil penalty of $1 million which was paid in April 2004. The Order also establishes stipulated penalties (payable quarterly) for future violations of opacity requirements and a compliance schedule. The Company is currently in dispute with NYSDEC over the method of calculation for any such stipulated penalties. The Company has placed $0.9 million in a reserve as of December 31, 2004, and does not believe that the final resolution will involve a material larger amount.

   NYISO Claims

     In November 2002, NYISO notified us of claims related to New York City mitigation adjustments, general NYISO billing adjustments and other miscellaneous charges related to sales between November 2000 and October 2002. New York City mitigation adjustments totaled $11.4 million. The issue related to NYISO’s concern that NRG would not have sufficient revenue to cover subsequent revisions to its energy market settlements. As of December 31, 2004, NYISO held $3.9 million in escrow for such future settlement revisions.

   Guarantees

     In November 2002, FASB issued FASB Interpretation, or FIN, No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others”. In connection with the adoption of Fresh Start, all outstanding guarantees were considered new; accordingly, the Company applied the provisions of FIN 45 to all of the guarantees.

     The Company is directly liable for the obligations of certain of its affiliates pursuant to guarantees relating to certain of their performance obligations. In addition, in connection with the purchase and sale of fuel, emission credits and power generation products to and from third parties with respect to the operation of some of the Company’s generation facilities, the Company may be required to guarantee a portion of the obligations of certain of its subsidiaries. The Company also provides performance guarantees to third parties on behalf of NRG Power Marketing in relation to certain of its sales and supply agreements.

     At December 31, 2004, the Company’s obligations pursuant to its guarantees of the performance obligations of its affiliates and subsidiaries totaled approximately $12.3 million. No amount has been recorded as a liability as of December 31, 2004.

     In addition to these guarantees, the Company is a guarantor under the debt issued by the Company’s ultimate parent, NRG Energy. NRG Energy issued $1.25 billion of 8% Second Priority Notes on December 23, 2003, due and payable on December 15, 2013. On January 28, 2004, NRG Energy also issued $475.0 million of Second Priority Notes, under the same terms and indenture as its December 23, 2003 offering.

     NRG Energy’s payment obligations under the notes and all related Parity Lien Obligations are guaranteed on an unconditional basis by certain of NRG Energy’s current and future restricted subsidiaries (other than certain excluded project subsidiaries, foreign subsidiaries and certain other subsidiaries), of which the Company is one. The notes are jointly and severally guaranteed by each of the guarantors. The subsidiary guarantees of the notes are secured, on a second priority basis, equally and ratably with any future Parity Lien Debt, by security interests in all of the assets of the guarantors, except certain excluded assets, subject to liens securing parity lien debt and other permitted prior liens.

     On December 24, 2004, NRG Energy’s credit facility was amended and restated, or the Amended Credit Facility, whereby NRG Energy repaid outstanding amounts and issued a $450.0 million, seven-year senior secured term loan facility, a $350.0 million funded letter of credit facility, and a three-year revolving credit facility in an amount up to $150.0 million. The Amended Credit Facility is secured by, among other things, first-priority perfected security interests in all of the property and assets owned at any time or acquired by NRG Energy including the following direct and indirect wholly owned subsidiaries:

NRG NORTHEAST GENERATING LLC AND SUBSIDIARIES

Subsidiary

NRG Northeast Generating LLC (Direct)
Arthur Kill Power LLC (Indirect)
Astoria Gas Turbine Power LLC (Indirect)
Connecticut Jet Power LLC (Indirect)
Devon Power LLC (Indirect)
Dunkirk Power LLC (Indirect)
Huntley Power LLC (Indirect)
Middletown Power LLC (Indirect)
Montville Power LLC (Indirect)
Norwalk Power LLC (Indirect)
Oswego Harbor Power LLC (Indirect)
Somerset Power LLC (Indirect)

     The Company’s obligations pursuant to its guarantees of the performance, equity and indebtedness obligations were as follows:

	Guarantee/
	Maximum		Expiration
	Exposure	Nature of Guarantee	Date	Triggering Event
	(In thousands of dollars)
Project/Subsidiary
NRG Energy Second Priority Notes due 2013	$1,725,000	Obligations under credit agreement	2013	Nonperformance
NRG Energy Amended and Restated Credit Agreement	$800,000	Obligations under credit agreement	2011	Nonperformance
Devon/Middletown/ Montville/Norwalk	$2,339	Performance	None stated	Nonperformance
NRG Power Marketing, as agent for NRG Northeast	$10,000	Performance	None stated	Nonperformance

     On February 4, 2005, NRG Energy redeemed and retired $375.0 million of Second Priority Notes. As a result of the retirement, the joint and several payment and performance guarantee obligation of the Company and the above listed subsidiaries was reduced from $1,725.0 million to $1,350.0 million.

   Legal Issues

   Consolidated Edison Co. of New York v. Federal Energy Regulatory Commission, Docket No. 01-1503

     Consolidated Edison and others petitioned the U.S. Court of Appeals for the District of Columbia Circuit for review of certain FERC orders in which FERC refused to order a re-determination of prices in the NYISO operating reserves markets for the period from January 29, 2000 to March 27, 2000. On November 7, 2003, the Court issued a decision, which found that the NYISO’s method of pricing spinning reserves violated the NYISO tariff. The Court also required FERC to determine whether the exclusion from the non-spinning market of a generating facility known as Blenheim-Gilboa and resources located in western New York also constituted a tariff violation and/or whether these exclusions enabled NYISO to use its Temporary Extraordinary Procedure or TEP authority to require refunds. On March 4, 2005, FERC issued an order stating that no refunds would be required for the tariff violation associated with the pricing of spinning reserves. In the order, FERC also stated that the exclusion of the Blenheim-Gilboa facility and western reserves from the non-spinning market was not a market flaw and the NYISO was correct not to use its TEP authority to revise the prices in this market. A motion for rehearing of the Order was filed by the April 3, 2005 deadline. If the March 4, 2005 order is reversed and refunds are required, NRG entities which may be affected include NRG Power Marketing, Inc., Astoria Gas Turbine Power LLC and Arthur Kill Power LLC. Although non-NRG-related entities would share responsibility for payment of any such refunds, under the petitioners’ theory the cumulative exposure to our above-listed entities could exceed $23 million.

   Electricity Consumers Resource Council v. Federal Energy Regulatory Commission, Docket No. 03-1449

     On December 19, 2003 the Electricity Consumers Resource Council, or ECRC, appealed to the U.S. Court of Appeals for the District of Columbia Circuit a 2003 FERC decision approving the implementation of a demand curve for the New York installed capacity, or ICAP, market. ECRC claims that the implementation of the ICAP demand curve violates section 205 of the Federal Power Act because it constitutes unreasonable ratemaking. On May 13, 2005, the court denied ECRC’s appeal upholding the 2003 FERC decision. A petition for rehearing may be filed within 45 days of the decision.

   Connecticut Light & Power Company v. NRG Power Marketing Inc., Docket No. 3:01-CV-2373 (AWT), U.S District Court, District of Connecticut (filed on November 28, 2001)

     Connecticut Light & Power Company, or CL&P, sought recovery of amounts it claimed it was owed for congestion charges under the terms of an October 29, 1999 contract between the parties. CL&P withheld approximately $30 million from amounts owed to

NRG NORTHEAST GENERATING LLC AND SUBSIDIARIES

NRG Power Marketing, Inc., or PMI, and PMI counterclaimed. CL&P filed its motion for summary judgment to which PMI filed a response on March 21, 2003. By reason of the stay issued by the bankruptcy court, the court has not ruled on the pending motion. On November 6, 2003, the parties filed a joint stipulation for relief from the stay in order to allow the proceeding to go forward that was promptly granted. PMI cannot estimate at this time the overall exposure for congestion charges for the full term of the contract.

   The State of New York and Erin M. Crotty, as Commissioner of the New York State Department of Environmental Conservation v. Niagara Mohawk Power Corporation et al., U. S. District Court for the Western District of New York, Civil Action No. 02-CV-002S

     In January 2002, the New York Department of Environmental Conservation, or NYSDEC, sued Niagara Mohawk Power Corporation or NiMo, and NRG Energy and certain of NRG Energy’s affiliates in federal court in New York. The complaint asserted that projects undertaken at NRG Energy’s Huntley and Dunkirk plants by NiMo, the former owner of the facilities, required preconstruction permits pursuant to the Clean Air Act and that the failure to obtain these permits violated federal and state laws. On January 11, 2005, the Company reached agreement with the State of New York and NYDEC to settle this matter. The settlement requires the reduction of sulfur dioxide (SO2) by over 86 percent and nitrogen oxide by over 80 percent in aggregate at the Huntley and Dunkirk plants. To do so, units 63 and 64 at Huntley will be retired after receiving the appropriate regulatory approvals. Units 65 and 66 will be retired eighteen months later. The Company also agreed to limits on the transfer of certain federal SO2 allowances. NRG Energy is not subject to any penalty as a result of the settlement. Through the end of the decade, the Company expects ongoing compliance with the emissions limits set out in the settlement will be achieved through capital expenditures already planned. This includes conversion to low sulfur western coal at the Huntley and Dunkirk plants that will be completed by Spring 2006. On April 16, 2005, NYDEC filed a motion with the court to enter the consent decree and on April 19, 2005, we filed a supporting motion. We expect the court to enter the consent decree by the third quarter of 2005.

   Niagara Mohawk Power Corporation v. NRG Energy, Inc., Huntley Power, LLC, and Dunkirk Power, LLC, Supreme Court, State of New York, County of Onondaga, Case No. 2001-4372 (filed on July 13, 2001)

     NiMo filed suit in state court in New York seeking a declaratory judgment with respect to its obligations to indemnify NRG Energy under the asset sales agreement. The Company asserted that NiMo is obligated to indemnify it for any related compliance costs associated with resolution of the above referenced NYSDEC enforcement action. On October 18, 2004, the parties reached a confidential settlement, less any related compliance costs associated with resolution of the NYDEC action referenced above.

   Connecticut Light & Power v. NRG Energy, Inc., Federal Energy Regulatory Commission Docket No. EL03-10-000-Station Service Dispute (filed October 9, 2002); Binding Arbitration

     On July 1, 1999, Connecticut Light and Power Company, or CL&P and NRG Energy agreed that NRG Energy would purchase certain CL&P generating facilities. The transaction closed on December 14, 1999, whereupon NRG Energy took ownership of the facilities. CL&P began billing NRG Energy for station service power and delivery services provided to the facilities and NRG Energy refused to pay asserting that the facilities self-supplied their station service needs. On October 9, 2002, Northeast Utilities Services Company, on behalf of itself and CL&P, filed a complaint at FERC seeking an order requiring NRG Energy to pay for station service and deliver services. On December 20, 2002, FERC issued an Order finding that at times when NRG Energy is not able to self-supply its station power needs, there is a sale of station power from a third-party and retail charges apply. CL&P renewed its demand for payment, which was again refused by NRG Energy. In August 2003, the parties agreed to submit the dispute to binding arbitration. The parties each selected one respective arbitrator. A neutral arbitrator cannot be selected until the party-appointed arbitrators have been given a mutually agreed upon description of the dispute, which has yet to occur. Once the neutral arbitrator is selected, a decision is required within 90 days unless otherwise agreed by the parties. The potential loss inclusive of amounts paid to CL&P and accrued could exceed $6 million.

   Niagara Mohawk Power Corporation v. Dunkirk Power LLC, NRG Dunkirk Operations, Inc., Huntley Power LLC, Huntley Power Operations, Inc., Oswego Power LLC and NRG Oswego Operations, Inc., Supreme Court, Erie County, Index No. 1-2000-8681- Station Service Dispute (filed October 2, 2000)

     NiMo seeks to recover damages less payments received through the date of judgment, as well as any additional amounts due and owing, for electric service provided to the Dunkirk Plant after September 18, 2000. NiMo claims that NRG Energy failed to pay retail tariff amounts for utility services commencing on or about June 11, 1999, and continuing to September 18, 2000, and thereafter. NiMo alleged breach of contract, suit on account, violation of statutory duty, and unjust enrichment claims. Prior to trial, the parties entered into a Stipulation and Order filed August 9, 2002, consolidating this action with two other actions against the Company’s Huntley and Oswego subsidiaries, both of which cases assert the same claims and legal theories. On October 8, 2002, a Stipulation and Order was filed staying this action pending submission to FERC of some or all of these disputes in the action. The potential loss inclusive of amounts paid to NiMo and accrued is approximately $23.2 million.

NRG NORTHEAST GENERATING LLC AND SUBSIDIARIES

   Niagara Mohawk Power Corporation V. Huntley Power LLC, NRG Huntley Operations, Inc., NRG Dunkirk Operations, Inc., Dunkirk Power LLC, Oswego Harbor Power LLC, and NRG Oswego Operations, Inc., Case Filed November 26, 2002 in Federal Energy Regulatory Commission Docket No. EL 03-27-000

     This is the companion action to the above referenced action filed by NiMo at FERC asserting the same claims and legal theories. On November 19, 2004, FERC denied NiMo’s petition and ruled that the Huntley, Dunkirk and Oswego plants could net their service station obligations over a 30 calendar day period from the day NRG Energy acquired the facilities. In addition, FERC ruled that neither NiMo nor the New York Public Service Commission could impose a retail delivery charge on the NRG facilities because they are interconnected to transmission and not to distribution. On April 22, 2005, FERC denied NiMo’s motion for rehearing. NiMo appealed to the U.S. Court of Appeals for the D.C. Circuit which, on May 12, 2005, ordered this appeal consolidated with several other pending station service disputes involving NiMo. As NiMo has appealed the FERC’s denial, we will not reverse any amounts accrued until such time as it is assumed that our risk of loss has ceased. At this time, we cannot predict the outcome of this matter.

     The Company believes that it has valid defenses to the legal proceedings and investigations described above and intends to defend them vigorously. However, litigation is inherently subject to many uncertainties. There can be no assurance that additional litigation will not be filed against the Company or its subsidiaries in the future asserting similar or different legal theories and seeking similar or different types of damages and relief. Unless specified above, the Company is unable to predict the outcome these legal proceedings and investigations may have or reasonably estimate the scope or amount of any associated costs and potential liabilities. An unfavorable outcome in one or more of these proceedings could have a material impact on the Company’s financial position, results of operations or cash flows. The Company also has indemnity rights for some of these proceedings to reimburse the Company for certain legal expenses and to offset certain amounts deemed to be owed in the event of unfavorable litigation outcome.

     Pursuant to the requirements of Statement of Financial Accounting Standards No. 5, “Accounting for Contingencies,” and related guidance, the Company record reserves for estimated losses from contingencies when information available indicates that a loss is probable and the amount of the loss is reasonably estimable. Management has assessed each of these matters based on current information and made a judgment concerning its potential outcome, considering the nature of the claim, the amount and nature of damages sought and the probability of success. Management’s judgment may, as a result of facts arising prior to resolution of these matters or other factors, prove inaccurate and investors should be aware that such judgment is made subject to the known uncertainty of litigation.

   Expiration of Collective Bargaining Agreement

     Arthur Kill Power LLC employs approximately sixty (60) employees, forty-four (44) of which are represented by Local 3 of the International Brotherhood of Electrical Workers, AFL-CIO. The current collective bargaining agreement covering these represented employees expires June 18, 2005.

15. Regulatory Issues

   New England

     On August 23, 2004, ISO-NE filed its proposal for locational installed capacity, or LICAP, with FERC, which will decide the issue in a litigated proceeding before an administrative law judge. Under the proposal, separate capacity markets would be created for distinct areas of New England, including southwest Connecticut. While the Company views this proposal as a positive development, as it is currently proposed it would not permit us to recover all of the Company’s fixed costs. In response, the Company has submitted testimony which includes an alternative proposal. The hearing is completed and post-trial briefs have been filed. The initial decision by the administrative law judge is scheduled to be issued on June 15, 2005. FERC’s goal is to make a final decision on the precise terms of the LICAP market in the fall of 2005, to be effective January 1, 2006.

     On January 27, 2005, FERC approved the settlement of various reliability must-run, or RMR, agreements between some of our Connecticut generation facilities and ISO-NE. Under the settlement, the Company will receive monthly payments for the Devon 11-14, Montville and Middletown facilities until December 31, 2005, the day before the expected implementation date for LICAP. The settlement also requires the payment of third party maintenance expenses by NEPOOL participants incurred by Devon 11-14, Middletown, Montville, and Norwalk Harbor and are capped at $30 million for the period April 1, 2004 through December 31, 2005. The settlement also approves prior RMR agreements involving Devon 7 and 8, both of which are on deactivated reserves.

   New York

NRG NORTHEAST GENERATING LLC AND SUBSIDIARIES

     On January 7, 2005, NYISO filed proposed LICAP demand curves for the following capability years: 2005-06, 2006-07 and 2007-08. Under the NYISO proposal, the LICAP price for New York City generation would be $126 per KW year for the capacity year 2006-07. In addition, the NYISO requested a rate of $67 per KW year for the capacity year 2006-07 for the rest of New York State excluding Long Island. On January 28, 2005, the Company filed a protest at FERC asserting the LICAP price for New York City for 2006-07 should be at least $140 per KW year. On April 21, 2005 FERC accepted the proposed demand curve with some modification. It is anticipated that capacity prices for New York state, including New York City and Long Island, will probably increase by $1 per KW year. The FERC’s modification should increase the capacity prices in New York City but the existing In-City mitigation measures would prevent us from obtaining these higher prices.

     Our New York City generation is presently subject to price mitigation in the installed capacity market. When the capacity market is tight, the price we receive is limited by the mitigation price. However when the New York City capacity market is not tight, such as during the winter season, the proposed demand curve price levels should increase our revenues from capacity sales.

16. Income Taxes

     The Company is included in the consolidated income tax return filings as a wholly owned indirect subsidiary of NRG Energy. Reflected in the financial statements and notes below are separate company federal and state income tax provisions, as if the Company had prepared separate filings. The Company’s ultimate parent, NRG Energy, does not have a tax allocation agreement with its subsidiaries. Because the Company is not a party to a tax sharing agreement, current tax expense (benefit) is recorded as a capital contribution from (distribution to) the Company’s parent.

     The provision (benefit) for income taxes consists of the following:

	Reorganized Company		Predecessor Company
		Period from	Period from
	For the Year	December 6,	January 1,	For the Year
	Ended	2003 to	2003 to	Ended
	December 31,	December 31,	December 5,	December 31,
	2004	2003	2003	2002
	(In thousands of dollars)
Current
Federal	$7,089	$2,957	$11,390	$12,094
State	2,835	1,183	4,555	4,837

	9,924	4,140	15,945	16,931

Deferred
Federal	82,030	229	(89,837)	(9,622)
State	32,810	91	(35,932)	(3,849)

	114,840	320	(125,769)	(13,471)

Total income tax expense (benefit)	$124,764	$4,460	$(109,824)	$3,460

Effective tax rate	43.0%	43.2%	43.0%	89.1%

NRG NORTHEAST GENERATING LLC AND SUBSIDIARIES

     The pre-tax income (loss) was as follows:

	Reorganized Company		Predecessor Company
		For the	For the
		Period from	Period from
	For the Year	December 6,	January 1,	For the Year
	Ended	2003 to	2003 to	Ended
	December 31,	December 31,	December 5,	December 31,
	2004	2003	2003	2002
(In thousands of dollars)
U.S.	$289,892	$10,306	$(255,511)	$3,885

     The components of the net deferred income tax liabilities (assets) were:

	Reorganized Company
	December 31,	December 31,
	2004	2003
	(In thousands of dollars)
Deferred tax liabilities
Investments in projects	$3	$3
Emissions credits	69,535	90,722
Net unrealized gain on mark to market transactions	22,099	—
Other	6,416	1,982

Total deferred tax liabilities	98,053	92,707
Deferred tax assets
Deferred compensation, accrued vacation and other reserves	3,722	3,236
Difference between book and tax basis of contracts	1,125	—
Development costs	82	116
Intangibles amortization (other than goodwill)	7,418	8,163
Property	12,786	121,863
Congestion accrual	48,035	48,035
Other	55	2,406

Net deferred tax assets	73,223	183,819

Net deferred tax liabilities (assets)	$24,830	$(91,112)

     The net deferred tax liabilities (assets) consists of:

	Reorganized Company
	December 31,	December 31,
	2004	2003
	(In thousands of dollars)
Current deferred tax liabilities	$260	$453
Noncurrent deferred tax liabilities (assets)	24,570	(91,565)

Net deferred tax liabilities (assets)	$24,830	$(91,112)

     In assessing the realizabilty of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The realization of deferred tax assets is dependent upon the generation of taxable income in future periods. Management considers both positive and negative evidence, projected operating income and capital gains, and available tax planning strategies in making this assessment. Based upon projections for future taxable income over the periods in which the deferred tax assets are deductible, management believes it is more likely than not that the Company will realize the benefits of these net deferred tax assets as of December 31, 2004.

     In connection with the Company’s emergence from bankruptcy, the 2003 net operating loss carryforward was effectively increased as a result of the Company’s election in 2004 to reduce the tax basis of property on a going forward basis. This election was made in 2004 in connection with tax planning strategies for future periods and accordingly was recorded subsequent to the period ended December 31, 2003.

     During 2004, the Company utilized the full amount of U.S. net operating losses carryforward of $260.0 million. There is no net carryforward amount available as of December 31, 2004.

     The effective income tax rates of continuing operations differ from the statutory federal income tax rate of 35% as follows:

NRG NORTHEAST GENERATING LLC AND SUBSIDIARIES

	Reorganized Company				Predecessor Company
			For the		For the
			Period from		Period from
	For the Year		December 6,		January 1,		For the Year
	Ended		2003 to		2003 to		Ended
	December 31,		December 31,		December 5,		December 31,
	2004		2003		2003		2002
	(In thousands of dollars)
Income (loss) before taxes	$289,892		$10,306		$(255,511)		$3,885

Tax at 35%	101,462	35.0%	3,607	35.0%	(89,429)	35.0%	1,360	35.0%
State taxes (net of federal benefit)	23,169	8.0%	828	8.0%	(20,395)	8.0%	643	16.6%

Other	133	0.0%	25	0.2%	—	0.0%	1,457	37.5%

Income tax expense (benefit)	$124,764	43.0%	$4,460	43.2%	$(109,824)	43.0%	$3,460	89.1%